 For Release
 April 30, 2009
 1:00 p.m. PT
Contacts:
Jim Brill
SVP, Finance and Chief Financial Officer
(818) 878-7900

On Assignment Reports First Quarter Results
Gross Margins Expand Over 1st Quarter 2008

CALABASAS, Calif., April 30, 2009 -- On Assignment, Inc. (NASDAQ: ASGN), a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills including Laboratory/Scientific, Healthcare/Nursing, Physicians, Medical Financial, Information Technology and Engineering, today reported results for the quarter ended March 31, 2009.

First Quarter 2009 Financial Highlights
-	Revenues for the first quarter of 2009 were $116.8 million down from $152.4 million in 2008.

-
Gross Margin was 31.7% up from 31.1% in the first quarter of 2008. Included in cost of sales this quarter was $584,000 in non-cash expense related to the Company’s adjustment of the discount rate applied to its medical malpractice insurance liability because of the drop in interest rates.

-
Net Income was $1.6 million, or $0.05 per diluted share, down from $2.4 million or $0.07 per diluted share in 2008. Net income for the quarter included a non-cash expense of $584,000 related to the change in the discount rate applied to its medical malpractice insurance liability discussed above or $0.01 per diluted share and a gain of $660,000 or $0.01 per diluted share, on the Company’s $73 million interest rate swap.  Neither of these items was included in the Company’s previously announced estimates for the quarter.

-
Adjusted EBITDA (a non-GAAP measurement defined below) including the $584,000 non-cash expense discussed above, was $8.1 million or 6.9% of revenues, which is down from $13.0 million or 8.5% of revenues in the first quarter of 2008.

For the first quarter of 2009, the Life Sciences segment revenues were $25.4 million, down 22.1% from $32.6 million in the same period of 2008. The Healthcare segment revenues, which include Nurse Travel and Allied Healthcare lines of business, were down 29.2% to $31.5 million compared with $44.5 million in the same period of 2008.  Nurse Travel revenues were $21.3 million, down 31.8% from $31.2 million in 2008, which included $2.4 million in revenues derived from supporting a long-standing customer experiencing labor disruptions. Excluding the $2.4 million in revenues related to labor disruptions, Nurse Travel first quarter revenues would have been down approximately 26.0% compared with the same period in 2008. Allied Healthcare revenues were $10.2 million, down 23.2% from $13.3 million in the same period of 2008. The Physician segment revenues were $21.7 million, up 5.7% from $20.6 million in the same period of 2008, and the IT and Engineering segment revenues were $38.2 million, down 30.3% from $54.7 million in the first quarter of 2008.

Peter Dameris, President and Chief Executive Officer of On Assignment, Inc. said, “Operating results for the first quarter were negatively affected by the precipitous drop in demand for staffing services.  Although we anticipate demand to be weak in the near term, we are beginning to see signs that demand may be improving and that revenues for the second quarter could be the low water mark for the year.  As was the case in the first quarter, we will continue to focus on maintaining the integrity of our business model, adjusting our cost structure as market conditions warrant, and on maximizing our margins and cash generation.  Over the last twenty years, history has shown us that focusing on our margins and cash generation is the best way to position our company to regain and exceed historical levels of EPS/EBITDA, once sequential revenue growth returns.”

Jim Brill, Senior Vice President and Chief Financial Officer of On Assignment, Inc. stated, “Our first quarter gross margin was 31.7%, up from 31.1% in last year’s first quarter. In the first quarter of 2009, gross margin in Life Sciences decreased to 31.9% from 32.9% in the first quarter of 2008 due to a decrease in direct hire and conversion revenue, Healthcare gross margin increased to 26.4% from 24.2% in the first quarter of 2008, while Physician gross margin increased to 30.1%, from 28.2% in the first quarter of 2008 and IT and Engineering gross margin remained constant at 36.8%.

We ended the quarter with $46.5 million in cash and cash equivalents, which was up from $46.3 million in the fourth quarter of 2008. After generating $18.2 million in cash flow from operations during the quarter, we paid down our bank debt by $15.0 million to $110.9 million and paid $1.1 million in fees and expenses relating to the amendment of our credit facility. Capital expenditures were $1.6 million, amortization of intangibles was $1.5 million, depreciation was $1.5 million and equity-based compensation expense was $1.1 million.  In addition, today we paid down our term loan by $10.0 million to $100.9 million.”

Second Quarter 2009 Financial Estimates
Based on revenues in the first four weeks of the second quarter of 2009, taking into account the Company’s normal seasonal patterns and assuming no further deterioration in the staffing markets On Assignment serves, the Company's financial estimates for the quarter ending June 30, 2009 are as follows:

•	Revenues of $105 to $108 million
•	Gross Margin of 31.9% to 32.1%
•	SG&A of $31.1 to $31.6 million, including depreciation of approximately $1.5 million, amortization of approximately $1.5 million and approximately $1.1 million in equity-based compensation expense
•	Adjusted EBITDA of $6.0 to $7.7 million
•	Net income of $0.5 to $1.4 million
•	Earnings per diluted share of $0.01 to $0.04

On Assignment will hold its quarterly conference call to discuss its first quarter 2009 financial results this afternoon, Thursday, April 30, 2009 at 1:30 p.m. Pacific Time.  Interested parties are invited to listen to the conference call by dialing (800) 374-0509 or (706) 679-6365 ten minutes before the call. The conference code is 95273621. A replay of the conference call can be accessed from approximately 3:30 p.m. Pacific Time Thursday, April 30, 2009 through Thursday, May 7, 2009 by dialing (800) 642-1687 or (706) 645-9291 with the access code 95273621.

This call is being webcast by Thomson/CCBN and can be accessed via On Assignment’s web site at www.onassignment.com.  Individual investors can also listen at Thomson/CCBN's site at www.fulldisclosure.com or by visiting any of the investor sites in Thomson/CCBN's Individual Investor Network.  Institutional investors can access the call via Thomson/CCBN's password-protected event management site, StreetEvents at www.streetevents.com.

About On Assignment
On Assignment, Inc. is a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills including Laboratory/Scientific, Healthcare/Nursing, Physicians, Medical Financial, Information Technology and Engineering. The corporate headquarters are located in Calabasas, California.  On Assignment, Inc. was founded in 1985 as On Assignment/Lab Support and went public in 1992.  The Company’s branch network encompasses approximately 79 branch offices across the United States, United Kingdom, Netherlands, Ireland and Belgium and the Company also provides physicians in Australia and New Zealand.

Reasons for Presentation of Non-GAAP Financial Measures
Statements made in this release and the Supplemental Financial Information accompanying this release includes non-GAAP financial measures.  Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with GAAP, and is intended to enhance an overall understanding of our current financial performance.  The Supplemental Financial Information sets forth financial measures reviewed by our management to evaluate our operating performance.  Such measures also are used to determine a portion of the compensation for some of our executives and employees.  We believe the non-GAAP financial measures provide useful information to management, investors and prospective investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide management, our investors and prospective investors with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters.  One of the non-GAAP financial measures presented is EBITDA (earnings before interest, taxes, depreciation, amortization of identifiable intangible assets), another term is Adjusted EBITDA (EBITDA plus equity-based compensation expense), which terms might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies.  The financial statement tables that accompany this press release include reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Safe Harbor
Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty.  Forward-looking statements include statements regarding the Company’s anticipated financial and operating performance in 2009.  All statements in this release, other than those setting forth strictly historical information, are forward-looking statements.  Forward-looking statements are not guarantees of future performance, and actual results might differ materially.  In particular, the Company makes no assurances that the estimates of revenues, gross margin, SG&A, Adjusted EBITDA, net income, earnings per share or earnings per diluted share set forth above will be achieved. Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining temporary staffing clients, the availability of qualified temporary nurses and other qualified temporary professionals, management of our growth, continued performance of our enterprise-wide information systems, and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 16, 2009.  We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Quarter Ended
	March 31,		December 31,
	2009	2008	2008

Revenues	$116,802	$152,413	$147,616
Cost of Services	79,818	104,985	99,061
Gross Profit	36,984	47,428	48,555
Selling, General and Administrative Expenses	33,129	39,697	38,229
Operating Income	3,855	7,731	10,326
Interest Expense	(1,087)	(3,884)	(2,999)
Interest Income	56	273	126
Income before Income Taxes	2,824	4,120	7,453
Income Tax Provision	1,176	1,717	3,915
Net Income	$1,648	$2,403	$3,538

Basic Earnings Per Share	$0.05	$0.07	$0.10
Weighted Average Number of Shares Outstanding	35,840	35,266	35,707

Diluted earnings per share	$0.05	$0.07	$0.10
Weighted Average Common and Common Equivalent Shares Outstanding-Diluted	35,982	35,375	35,985

SUPPLEMENTAL SEGMENT FINANCIAL INFORMATION
(In thousands)
(unaudited)

	Quarter Ended
	March 31,		December 31,
	2009	2008	2008
Revenues:
Life Sciences	$25,376	$32,583	$30,830

Healthcare Staffing	31,511	44,525	42,303

Physician Staffing	21,744	20,579	23,212

IT and Engineering	38,171	54,726	51,271
Consolidated Revenues	$116,802	$152,413	$147,616

Gross Profit:
Life Sciences	$8,102	$10,715	$10,576

Healthcare Staffing	8,307	10,764	11,144

Physician Staffing	6,542	5,810	7,402

IT and Engineering	14,033	20,139	19,433
Consolidated Gross Profit	$36,984	$47,428	$48,555

SELECTED CASH FLOW INFORMATION
(In thousands)
(unaudited)

	Quarter Ended
	March 31,		December 31,
	2009	2008	2008
Cash provided by Operations	$18,158	$6,841	$9,632
Capital Expenditures	1,638	2,531	1,857

SELECTED CONSOLIDATED BALANCE SHEET DATA
(In thousands)
(unaudited)

	As of
	March 31,		December 31,
	2009	2008	2008
Cash and Cash Equivalents	$46,466	$42,945	$46,271
Accounts Receivable, net	61,868	86,632	78,370
Intangible Assets, net	232,667	232,547	234,205
Total Assets	383,345	396,527	401,850
Current Portion of Long-Term Debt	-	347	-
Current Liabilities	47,534	57,107	53,531
Long-Term Debt	110,913	135,566	125,913
Other Long-Term Liabilities	3,746	5,447	3,892
Stockholders’ Equity	221,152	198,407	218,514

RECONCILIATION OF GAAP NET INCOME AND EARNINGS PER SHARE TO NON-GAAP EBITDA AND EBITDA PER SHARE
(In thousands, except per share amounts)
(unaudited)

	Quarter Ended
	March 31, 2009		March 31, 2008		December 31, 2008
Net Income	$1,648	$0.05	$2,403	$0.07	$3,538	$0.10
Interest Expense, net	1,031	0.03	3,611	0.10	2,873	0.07
Income Tax Provision	1,176	0.03	1,717	0.05	3,915	0.11
Depreciation	1,512	0.04	1,356	0.04	1,331	0.04
Amortization of Intangibles	1,538	0.04	2,328	0.06	2,368	0.07
EBITDA	6,905	0.19	11,415	0.32	14,025	0.39
Equity-based Compensation	1,145	0.03	1,585	0.05	1,607	0.04
Adjusted EBITDA	$8,050	$0.22	$13,000	$0.37	$15,632	$0.43

Weighted Average Common and Common Equivalent Shares Outstanding	35,982		35,375		35,985

RECONCILIATION OF ESTIMATED GAAP NET INCOME TO ESTIMATED NON-GAAP EBITDA AND ADJUSTED EBITDA
(In thousands)
(unaudited)

	Estimated Range of Results
	Quarter Ending
	June 30, 2009
Net Income(1)	$500	$1,400
Interest Expense	1,100	1,100
Income Tax Provision	300	1,100
Depreciation and Amortization	3,000	3,000
EBITDA	4,900	6,600
Equity-based Compensation	1,100	1,100
Adjusted EBITDA	$6,000	$7,700

(1)  The financial estimates set forth above do include the impact from the mark-to-market of the Company’s $73 million interest rate swap in the second quarter.

SUPPLEMENTAL FINANCIAL INFORMATION – REVENUES AND GROSS MARGINS
(Unaudited)
(Dollars in thousands)

		Healthcare
	Life Sciences	Allied Healthcare	Nurse Travel	Total Healthcare	Physician Staffing	IT and Engineering	Consolidated
Revenues:
Q1 2009	$25,376	$10,205	$21,306	$31,511	$21,744	$38,171	$116,802
Q4 2008	$30,830	$13,111	$29,192	$42,303	$23,212	$51,271	$147,616
% Sequential Change	(17.7%)	(22.2%)	(27.0%)	(25.5%)	(6.3%)	(25.6%)	(20.9%)
Q1 2008	$32,583	$13,296	$31,229	$44,525	$20,579	$54,726	$152,413
% Year-over-Year Change	(22.1%)	(23.2%)	(31.8%)	(29.2%)	5.7%	(30.3%)	(23.4%)

Gross Margins:
Q1 2009	31.9%	32.2%	23.5%	26.4%	30.1%	36.8%	31.7%
Q4 2008	34.3%	32.8%	23.5%	26.3%	31.9%	37.9%	32.9%
Q1 2008	32.9%	30.4%	21.5%	24.2%	28.2%	36.8%	31.1%

SUPPLEMENTAL FINANCIAL INFORMATION – KEY METRICS
(Unaudited)

	Quarter Ended
	March 31, 2009	December 31, 2008
Percentage of Revenues:
Top Ten Clients	8.0%	7.7%
Direct Hire/Conversion	1.7%	2.0%

Bill Rate Increase (Decrease):
% Sequential Change	(0.2%)	0.2%
% Year-over-Year Growth	1.8%	7.5%

Bill/Pay Spread:
% Sequential Change	(0.7%)	(0.4%)
% Year-over-Year Growth	3.2%	9.9%

Average Headcount:
Contract Professionals (CP)	3,944	4,855
Staffing Consultants (SC)	676	740

Productivity:
Gross Profit per SC	$55,000	$66,000